TELEMUNDO GROUP, INC.

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         June 12, 1997


     The Annual Meeting of Stockholders of Telemundo Group, Inc., a Delaware corporation (the "Company"), will be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York on Thursday, June 12, 1997, beginning at 10:00 a.m.

     At the meeting, stockholders will be asked to:

     1. Elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified.

     2. Approve the 1996 Non-Employee Director Stock Option
Plan.

     3. Transact any other business that may properly come before the meeting or any adjournment thereof.


     ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON
APRIL 25, 1997 WILL BE ENTITLED TO NOTICE OF, AND TO VOTE AT, THE MEETING. A LIST OF SUCH STOCKHOLDERS WILL BE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY, 2290 WEST 8TH AVENUE, HIALEAH, FLORIDA, DURING NORMAL BUSINESS HOURS DURING THE TEN-DAY PERIOD PRIOR TO THE MEETING.

     Your attention is directed to the accompanying Proxy
Statement. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope. This will enable your shares to be voted in accordance with your instructions.


                            By Order of the Board of Directors




                            Osvaldo F. Torres
                            Associate General Counsel and Secretary

Miami, Florida
April 30, 1997


                           IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        PROXY STATEMENT

                     TELEMUNDO GROUP, INC.
                     2290 WEST 8TH AVENUE
                    HIALEAH, FLORIDA  33010
                      ___________________

                ANNUAL MEETING OF STOCKHOLDERS

                         June 12, 1997
                       _________________


                            GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Telemundo Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York, on Thursday, June 12, 1997 beginning at 10:00 a.m. local time and at any adjournment thereof. At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present in person at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly completed, signed and returned to the Company prior to the Annual Meeting. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the Company's nominees for director and for approval of the Company's 1996 Non-Employee Directors' Stock Option Plan ("Director Stock Option Plan"). A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by written notice delivered to the Associate General Counsel and Secretary of the Company, by executing and delivering to the Associate General Counsel and Secretary a proxy with a later date, or by attending the Annual Meeting and voting in person.

     Solicitation of proxies will be made initially by mail. The Company's directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Company's Common Stock, $.01 par value ("Common Stock"). The cost of this solicitation will be borne by the Company. The Company's Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Proxy Statement, and it is anticipated that this Proxy Statement and accompanying proxy and other materials will be mailed on or about May 2, 1997 to stockholders of record on April 25, 1997.

     The Company's only class of voting securities is its Common Stock, which is divided into Series A Common Stock (the "Series A Common Stock") and Series B Common Stock (the "Series
B Common Stock").   Only stockholders of record at the close of
business on April 25, 1997 are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters properly brought before the Annual Meeting, except that, under the Company's Restated Certificate of Incorporation ("Restated Certificate"), five of the nine members of the Board of Directors will be elected by the holders of the Series B Common Stock ("Series B Directors"), voting separately as a series, and the remaining four directors will be elected by the holders of the Series A Common Stock ("Series A Directors"), voting separately as a series. The presence, in person or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. With respect to the election of directors, a majority of the outstanding shares of Series A Common Stock, present or represented by proxy, is necessary to constitute a quorum for purposes of electing the Series A Directors, and a majority of the outstanding shares of Series B Common Stock, present or represented by proxy, is necessary to constitute a quorum for purposes of electing the Series B Directors. Directors are elected by a plurality of the votes of the shares eligible to vote present in person or represented by proxy at the Annual Meeting, with the Series A Directors receiving the highest number of Series A Common Stock votes and the Series B Directors receiving the highest number of Series B Common Stock votes being elected to the Board of Directors. In the case of the approval of the 1996 Non-Employee Director Stock Option Plan, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. In the case of the approval of any other proposals which may properly come before the Board of Directors, except as required by Law or the Restated Certificate, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of each such proposal.

     Shares that are entitled to vote but that are not voted at the direction of the beneficial owner ("abstentions"), shares represented by proxies or ballots that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, and votes withheld by brokers in the absence of instruction from beneficial holders ("broker nonvotes") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. In determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the shares present and entitled to vote has been voted, abstentions and withheld votes will have the same effect as a vote against and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

                     SECURITY OWNERSHIP OF
           CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At April 21, 1997, there were approximately 230 holders of record of the Company's Common Stock, which is the only class of capital stock of the Company outstanding. As discussed under the caption "General" above, the Company's Common Stock is divided into Series A Common Stock and Series B Common Stock. At April 21, 1997, there were 6,966,895 shares of Series A Common Stock and 3,198,761 shares of Series B Common Stock outstanding.

      The following table sets forth, to the knowledge of the Company based upon information provided by the holders set forth below or publicly available filings, information regarding the ownership of the Company's Common Stock at April 21, 1997 by (a) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Series A Common Stock or Series B Common Stock outstanding, (b) each director and "Named Executive Officer" of the Company (as defined in the Summary Compensation Table), and (c) all directors and executive officers of the Company as a group. Except as noted below, to the Company's knowledge, each such owner has sole voting and investment power for the shares indicated as beneficially owned by them.

                                 Series A Common Stock        Series B Common Stock    Total Common Stock
                                 ----------------------       ----------------------   -----------------------
                                 Amount and                   Amount and                Amount and
                                  Nature of                    Nature of                 Nature of
                                 Beneficial  Percentage       Beneficial  Percentage    Beneficial   Percentage
Name of Beneficial Ownership      Ownership    of Class        Ownership    of Class     Ownership     of Class
-------------------------------  ----------  ----------       ----------  ----------    ----------   ----------
5% or greater stockholders
Bastion Capital Fund, L.P......    964,997      13.9%           882,688      27.6%      1,847,685(2)    18.2%
  Suite 2960
  1999 Avenue of the Stars
  Los Angeles, CA  90067(1)

TLMD Partners, II, L.L.C.......     41,776(3)     *           1,550,465      48.5       1,592,241(3)    15.6
  c/o Apollo Management, L.P.
  1301 Avenue of the Americas
  38th Floor
  New York, NY  10019(1)

FMR Corp.......................    734,400      10.5                  -         -         734,400(4)    7.2
  82 Devonshire Street
  Boston, MA  02109

Hernandez Partners.............     49,998        *             450,001      14.1         499,999(5)    4.9
  900 S. Garfield Avenue
  Alhambra, CA  91801(1)

Reliance Group Holdings, Inc...    498,047       6.9                  -         -         498,047(6)    4.8
  55 East 52nd Street
  New York, NY  10055

Palisade Capital                   464,700       6.7                  -         -         464,700(7)    4.6
  Management , L.L.C...........
  One Bridge Plaza, Suite 695
  Fort Lee, NJ  07024

Odyssey Partners, L.P..........     30,500        *             273,671       8.6         304,171(8)    3.0
  31 West 52nd Street
  New York, NY 10019

Directors and Nominees for
Director

Leon D. Black(1)...............      2,933        *             200,000       6.3         202,933       2.0
Guillermo Bron(1)..............    964,997      13.9            882,688      27.6       1,847,685      18.2
Roland A. Hernandez(1)(9)......    306,248       4.2            450,001      14.1         756,249(5)    7.3
Alan Kolod.....................        500        *                   -         -             500        *
Barry W. Ridings...............          -         -                  -         -               -         -
Bruce H. Spector...............          -         -                  -         -               -         -
Daniel D. Villanueva(1)........    964,997      13.9            882,688      27.6       1,847,685(2)   18.2
Edward M. Yorke................          -         -                  -         -               -         -
David E. Yurkerwich............      1,000        *                   -         -           1,000        *

Named Executive Officers

Roland A. Hernandez(1)(9)......    306,248       4.2            450,001      14.1         756,249(5)    7.3
Stephen J. Levin(9)............     25,000        *                   -         -          25,000        *
Jose C. Cancela(9).............          -         -                  -         -               -         -
Peter J. Housman II(9).........          -         -                  -         -               -         -
Stuart Livingston(9)...........      5,000        *                   -         -           5,000        *

All directors and executive
officers as a group............  1,305,678      18.0          1,532,689      47.9       2,838,367      27.2

-------------

*Less than 1%

(1) TLMD Partners II, L.L.C., a Delaware limited liability company ("TLMD Partners"), Bastion Capital Fund, L.P., a Delaware limited partnership ("Bastion"), Hernandez Partners, a California partnership ("Hernandez Partners"), and Mr. Black (collectively, the "Major Stockholders"), collectively own 1,017,930 shares of Series A Common Stock, constituting 15.4% of the Series A Common Stock outstanding (excluding warrants described in Footnote 2), and 3,083,154 shares of Series B Common Stock, constituting 87.3% of the Series B Common Stock outstanding. In total, the Major Stockholders own 4,101,084 shares of Common Stock, constituting 40.4% of the Common Stock outstanding.

      The  Major  Stockholders have entered into a Shareholders
Agreement dated as of December 20, 1994 (the "Shareholders Agreement") pursuant to which each of them has agreed subject to the provisions of the Shareholders Agreement, among other things, to use its reasonable best efforts to cause Mr. Black (or his nominee), two nominees of TLMD Partners, a nominee of Bastion and a nominee of Hernandez Partners to be elected to the Board of Directors of the Company. Pursuant to the Shareholders Agreement, the Major Stockholders have agreed that all of the shares of Common Stock owned by each of them will be voted by a voting committee comprised of three members, one of which is appointed by TLMD Partners, one of which is appointed by Bastion and one of which is an independent member (as defined in the Shareholders Agreement). Currently, the members of the voting committee are John J. Hannan, a principal and limited partner of Apollo Management, L.P., a Delaware limited partnership ("Apollo Management"), Mr. Bron, a director of the Company, and Alan Abramson, a private investor. The addresses of Messrs. Hannan, Bron and Abramson are c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, NY 10019, c/o Bastion Capital Fund, L.P., 1999 Avenue of the Stars, Suite 2960, Los Angeles, CA 90067, and c/o Abramson Brothers Inc., 501 5th Avenue, New York, New York 10017, respectively. The parties to the Shareholders Agreement have appointed the voting committee as their attorney-in-fact and proxy to vote all shares of Common Stock owned by such parties as to which a vote of stockholders is required (including as relates to the election of directors as contemplated above). The Shareholders Agreement (other than certain provisions relating to the rights of Major Stockholders other than TLMD Partners to participate in certain sales of Common Stock by TLMD Partners and specified transferees) will terminate on the earlier of the date when no shares of Series B Common Stock are outstanding and the date when TLMD Partners ceases to own shares of Series B Common Stock representing at least 245,003 shares of Series B Common Stock. The Shareholders Agreement (other than such sale participation rights) may also be terminated as of the date specified by TLMD Partners in a written notice delivered to the other Major Stockholders, subject to the receipt of any regulatory approvals.

      Each Major Stockholder disclaims beneficial ownership of any shares of Common Stock which it does not directly own.

(2) The sole general partner of Bastion is Bastion Partners, L.P., a Delaware limited partnership ("Bastion Partners"). The only general partners of Bastion Partners are Bron Corp., a Delaware corporation ("BC") and Villanueva Investments, Inc., a Delaware corporation ("VII"). The sole holder of voting stock and the sole director and officer of BC is Mr. Bron. The sole holder of voting stock of VII is the Daniel Villanueva Living Trust, a trust created under the laws of California, the co-trustees of which are Daniel D. Villanueva and Myrna E. Villanueva. Mr. Villanueva is the sole director and principal officer of VII. Messrs. Bron and Villanueva are the managing directors of Bastion Capital Corp., which manages the affairs of Bastion pursuant to a management agreement.

(3) Includes warrants expiring December 30, 1999 representing the immediate right to purchase 41,774 shares of Series A Common Stock at an exercise price of $7.00 per share. Warrants to purchase 29,242 shares of Series A Common Stock are beneficially owned by Lion Advisors, L.P., a Delaware limited partnership ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has exclusive voting, dispositive and investment power. The remaining warrants to purchase 12,532 shares of Series A Common Stock are owned by AIF II, L.P., a Delaware Limited Partnership ("AIF
II"). AIF II is the manager of TLMD Partners and has sole dispositive power with respect to the securities held by TLMD Partners. Mr. Black, Mr. Spector and Mr. Yorke are associated with Apollo Management and Lion Advisors. TLMD Partners, Mr. Black, Mr. Spector and Mr. Yorke disclaim beneficial ownership of all securities not held directly by any of them.

(4) Of the amount shown, 460,800 shares are held beneficially by Fidelity Management & Research Company and 273,600 shares are held beneficially by Fidelity Management Trust Company, both of which are wholly-owned subsidiaries of FMR Corp. The information with respect to FMR Corp. and its beneficial ownership of shares of the Company's Common Stock is based on the Schedule 13G filed with the Securities and Exchange Commission which was last amended on February 7, 1997.

(5) The general partners of Hernandez Partners are Roland A. Hernandez and Enrique Hernandez, Jr., his brother. Each of the general partners of Hernandez Partners has dispositive and voting power with respect to the shares of Common Stock held by Hernandez Partners, except as described in footnote (1) above. Amounts for Mr. Hernandez include options representing the immediate right to purchase 256,250 shares of Series A Common Stock. See "Employment and Severance Agreements."

(6) Of the amount shown, 82 shares are held beneficially by Reliance Group Holdings, Inc. ("RGH") and 497,965 shares are held beneficially by Reliance Insurance Company ("RIC"), an indirect wholly owned subsidiary of RGH. Includes warrants to purchase 32 shares of Series A Common Stock beneficially owned by RIC and warrants to purchase six shares of Series A Common Stock beneficially owned by RGH, both at an exercise price of $7.00 per share, which warrants are immediately exercisable until December 30, 1999. Also includes warrants beneficially owned by RIC to purchase 277,778 shares of Series A Common
Stock at an exercise price of $7.19 per share, one-half of which warrants are immediately exercisable until December 30, 2000 and one-half until December 30, 2001. Does not include warrants beneficially owned by RIC to purchase 138,889 shares of Series A Common Stock at an exercise price of $7.19 per share, which are exercisable from December 30, 1997 through December 30, 2002.

(7) The information with respect to Palisade Capital Management, L.L.C. and its beneficial ownership of shares of the Company's Common Stock is based on the Schedule 13G filed with the Securities and Exchange Commission, which was last amended as of December 31, 1996.

(8) The information with respect to Odyssey Partners, L.P. and its beneficial ownership of shares of the Company's Common Stock is based on the Schedule 13D filed with the Securities and Exchange Commission, which was last amended on October 30, 1996.

  (9) Messrs. Hernandez, Levin, Cancela, Housman and Livingston are named in the "Summary Compensation Table" under the section captioned "Executive Compensation" below. Messrs. Hernandez, Levin, Cancela, Housman and Livingston are presently executive officers of the Company. Shares held include options representing the immediate right to purchase the following shares of Series A Common Stock: Messrs. Hernandez 256,250, Levin 25,000 and Livingston 5,000. See "Employment and Severance Agreements."


                     ELECTION OF DIRECTORS

     The Board of Directors has nominated the persons described below for election as directors at the Annual Meeting, all of whom are currently directors of the Company. Of the nominees for director, five will be voted upon by the holders of the Series B Common Stock voting separately as a series. Those nominees are Leon D. Black, Guillermo Bron, Roland A. Hernandez, Bruce H. Spector, and Edward M. Yorke (the "Series B Nominees"). The remaining four nominees will be voted upon by the holders of the Series A Common Stock voting separately as a series. Those nominees are Alan Kolod, Barry W. Ridings, Daniel D. Villanueva and David E. Yurkerwich (the "Series A Nominees").

     The Major Stockholders collectively own 96.4% of the outstanding shares of Series B Common Stock as of April 21,
1997.   See "Security Ownership of Certain Beneficial Owners
and Management." If the Major Stockholders vote their shares of Series B Common Stock in favor of the Series B Nominees, such nominees will be assured of election to the Board of Directors.

     THE BOARD OF DIRECTORS HAS NOMINATED EACH OF THESE PERSONS AND RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THEM TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED. UNLESS OTHERWISE SPECIFIED THEREIN, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

     The following is a brief description of each nominee:

Series B Nominees

     Leon D. Black, 45, became Chairman of the Board of Directors of the Company as of December 30, 1994 upon consummation of the Company's second amended plan of reorganization. Mr. Black is one of the founding principals and a limited partner of Apollo Management which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II and Apollo Investment Fund III, L.P., private securities investment funds. AIF II is the manager of TLMD Partners. Mr. Black also is a founding principal of Lion Advisors which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Black is a director of Samsonite, Inc., Big Flower Press, Inc., Converse, Inc., Furniture Brands International, Inc., Culligan Water Technologies, Inc., and Vail Resorts, Inc.

     Guillermo Bron, 45, became a director of the Company as of December 30, 1994 upon consummation of the Reorganization. From July 1994 to the present, Mr. Bron has been an officer, director and principal stockholder of the corporate general partner of Bastion Partners, which is the general partner of Bastion, an investment fund and a principal stockholder of the Company. Mr. Bron is a director of Pan American Bank.

     Roland A. Hernandez, 39, has been a Director of the Company since August 1989 and was reappointed to office as of December 30, 1994 upon consummation of the Reorganization. In March 1995, the Board of Directors installed Mr. Hernandez as President and Chief Executive Officer of the Company. Since 1987, Mr. Hernandez has been an executive officer of the corporate general partner of Interspan Communications ("Interspan"), a California limited partnership that owns Spanish-language television station KFWD, Channel 52, a Company affiliate serving the Dallas/Fort Worth market. Mr. Hernandez is a director of Beneficial Corporation and TV Azteca, S.A. de C.V. See "Related Party Transactions."

     Bruce H. Spector, 54, became a director of the Company as of December 30, 1994 upon consummation of the Reorganization. Since October 1992, Mr. Spector has been a consultant to Apollo Management. In March 1995, Mr. Spector became a principal of Apollo Management. For 25 years prior to 1992, Mr. Spector was a member of the Los Angeles law firm of Stutman Triester & Glatt. Mr. Spector is a director of Vail Resorts, Inc., United International Holdings, Inc., Nexthealth, Inc. and Metropolis Realty Trust, Inc.

     Edward M. Yorke, 38, became a director of the Company as of June 1995. Since 1992, Mr. Yorke has been a principal of Apollo Management and Lion Advisors and since March 1995 of Apollo Advisors II, L.P. From 1990 to 1992, Mr. Yorke was a Vice President in the high-yield capital markets group of BT Securities Corp., an investment banking firm. Mr. Yorke is a director of Aris Industries, Inc., Big Flower Press, Inc. and Salant Corporation.

Series A Nominees

     Alan Kolod, 48, became a director of the Company as of December 30, 1994 upon consummation of the Reorganization.
Mr. Kolod has been a member of the New York law firm Moses &
Singer LLP since December 1989.

     Barry W. Ridings, 45, became a director of the Company as of March 1995. Mr. Ridings has been a Managing Director of the investment banking firm Alex. Brown & Sons Incorporated ("Alex. Brown") since March 1990. Mr. Ridings is currently a director of Noodle Kidoodle, Inc., New Valley Corporation, Norex Industries, Inc., SubMicron Systems Corporation, Search Capital Group, Inc. and TransCor Waste Services Inc. See "Related Party Transactions."

     Daniel D. Villanueva, 59, became a director of the Company as of April 1996. From July 1994 to the present, Mr. Villanueva has been an officer, director and principal stockholder of the corporate general partner of Bastion Partners, which is the general partner of Bastion, an investment fund and a principal stockholder of the Company. Since 1990, Mr. Villanueva also has been Chairman of Bastion Capital Corp., a financial advisory firm. Mr. Villanueva has over 25 years experience as an executive in Spanish-language television, having served in various capacities at the Univision Group or its predecessor from 1964 to 1990. Mr. Villanueva is currently a director of Renaissance Cosmetics, Inc. and is a trustee of Metropolitan West Group of mutual funds.

     David E. Yurkerwich, 44, became a director of the Company as of March 1995. Mr. Yurkerwich is a founder and Vice Chairman of Peterson Consulting LLC, a litigation, dispute and economic consulting firm of which Mr. Yurkerwich has been a member since 1980.

               EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is the name, age and position of each of the executive officers of the Company:


Name                    Age                  Position
--------------------    ----  ---------------------------------------

Roland A. Hernandez      39    President and Chief Executive Officer,
                                 and Director
Jose C. Cancela          39    Executive Vice President
Stephen J. Levin         48    Executive Vice President
Donald J. Tringali       39    Executive Vice President
Peter J. Housman II      45    Chief Financial Officer and Treasurer
Stuart Livingston        39    Senior Vice President, Operations and
                                 Business Affairs
Osvaldo F. Torres        36    Associate General Counsel and
                                 Secretary

     Mr. Hernandez's background is described under the caption
"Election of Directors" above.

     Jose C. Cancela became Executive Vice President of the Company in April 1995. From June 1992 until April 1995, he served as President, Station Group of the Company. From November 1988 until June 1992, he served as General Manager of WLTV, a Spanish-language television station in Miami, and from September 1991 until June 1992 he also served as Senior Vice President of Univision Station Group, Inc.

     Stephen J. Levin became Executive Vice President of the Company in April 1995. From November 1993 to March 1995,
Mr. Levin was Sales Manager for National Cable
Advertising, Inc., a broadcast time sales company. From February 1993 to October 1993, he was a marketing consultant to various radio and television broadcasting companies. From June 1991 to November 1992, Mr. Levin served as General Manager of WNJU, the Company's station serving the New York market, and from February 1989 to June 1991, Mr. Levin was the General Manager of KVEA, the Company's station serving the Los Angeles market.

      Donald J. Tringali became Executive Vice President of the Company in June 1996. From May 1995 through May 1996 he served as a consultant to the Company. From March 1993 through April 1994 he was a consultant to various entities involved in media and entertainment businesses. From February 1992 to February 1993 he served as President of LFI Industries, Inc., a manufacturer, licensor and seller of children's products. For 10 years prior to 1992, Mr. Tringali was a member of the Beverly Hills law firm of Rosenfeld, Meyer and Susman, where he practiced entertainment and corporate law.

     Peter J. Housman II became Chief Financial Officer and Treasurer of the Company in February 1987. From February 1991 until April 1995, he also served as President, Business and Corporate Affairs of the Company. Mr. Housman served as Senior Vice President of the Company from February 1987 until February 1991.

     Stuart Livingston became Senior Vice President, Operations and Business Affairs of the Company in November 1996. From April 1995 to November 1996, Mr. Livingston was Senior Vice President, Operations and Administration of the Company. From January 1994 to March 1995, Mr. Livingston was Vice President of Affiliate Relations for Univision. From September 1989 to December 1993, Mr. Livingston was Vice President of Broadcast Operations of Univisa, Inc., a U.S. subsidiary of Grupo Televisa, S.A., a Mexican media company.

     Osvaldo F. Torres became Associate General Counsel and Secretary of the Company in May 1996. From February 1995 until May 1996, he served as an associate in the law firm of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. in West Palm Beach, Florida. From February 1989 until February 1995, he served as an associate in the law firm of Schulte Roth & Zabel in New York City.

     Officers are not elected for a fixed term of office but serve at the discretion of the Board of Directors.

                    EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the compensation for services in all capacities to the Company for the years ended December 31, 1996, 1995, and 1994 paid to (a) the Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company during 1996 (collectively, the "Named Executives"). Roland A. Hernandez became the Chief Executive Officer of the Company and Stephen
J. Levin and Stuart Livingston became executive officers of the Company in early 1995. The amounts shown in the table for 1995 with respect to Messrs. Hernandez, Levin and Livingston are payments from the dates they became executive officers.

                  SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                                                      Compensation
                                           Annual Compensation           Awards
                                        ---------------------------  ---------------
                                                          Annual       Securities        All Other
                                                 Salary    Bonus       Underlying      Compensation
Name and Principal Position During 1996  Year      ($)    ($)(1)       Options(#)         ($)(2)
--------------------------------------- -----  --------- ----------  ---------------  ---------------

Roland A. Hernandez                      1996   700,000    913,889           0             8,615
  President and Chief Executive Officer  1995   616,799    624,400      512,500(3)           962
                                         1994      0          0              0               0

Stephen J. Levin                         1996   315,500    331,566           0             7,733
  Executive Vice President               1995   247,610    174,870       50,000(3)         2,250
                                         1994      0          0              0               0

Jose C. Cancela                          1996   400,000    229,620           0             7,733
  Executive Vice President               1995   400,000       0          50,000            7,391
                                         1994   380,773       0          50,000(4)         1,483

Peter J. Housman II                      1996   325,000    186,506           0             7,733
  Chief Financial Officer and Treasurer  1995   325,000     50,000       50,000            7,391
                                         1994   306,730       0          50,000(4)         6,103

Stuart Livingston                        1996   237,270     131,714      10,000(5)         7,733
  Senior Vice President,                 1995   190,379      50,000      10,000(3)         6,870
  Operations and Business Affairs        1994      0          0              0               0


     (1) Bonus amounts represent compensation for services rendered for the respective years shown and were paid at the beginning of the subsequent year.

     (2) The following amounts are included in the above table. Company retirement contributions and matching 401(k) contributions: Mr. Hernandez $6,250 for 1996 and $0 for 1995; Mr. Levin $6,250 for 1996 and $1,288 for 1995; Mr. Cancela $6,250 for 1996, $5,908 for 1995, and $0 for 1994; Mr. Housman
$6,250 for 1996, $5,908 for 1995 and $4,620 for 1994;  Mr.
Livingston $6,250 for 1996 and $5,908 for 1995. Life insurance premiums paid by the Company: Mr. Hernandez $2,365 in 1996 and $962 in 1995; Mr. Levin $1,483 in 1996 and $962 in 1995; Mr.
Cancela $1,483 in 1996, $1,483 in 1995 and $1,483 in 1994; Mr.
Housman $1,483 in 1996, $1,483 in 1995 and $1,483 in 1994; Mr.
Livingston $1,483 in 1996 and $962 in 1995.

     (3) These options are subject to the Company achieving certain performance levels, one-fourth of these options became exercisable in 1996 and 1997 upon certification by the Compensation and Stock Option Committee that the 1995 and 1996 performance levels had been met. See "Employment and Severance Agreements" below.

     (4) These options were subject to the Company achieving certain performance levels during the first six months of 1995 which were not achieved. These options are no longer outstanding or exercisable. See "Employment and Severance
Agreements" below.

     (5) These options are subject to the Company achieving certain performance levels, one third of these options became exercisable in 1997 upon certification by the Compensation and Stock Option Committee that the 1996 performance levels had been met. See "Employment and Severance Agreements" below.


Employment and Severance Agreements

     In 1995, the Company entered into a three-year employment agreement with Mr. Hernandez commencing March 9, 1995 and ending March 1, 1998. The agreement provides for an annual base salary of $700,000 during his term of employment. Upon the Company achieving certain performance goals based on the operating income before depreciation and amortization (subject to certain adjustments) ("Adjusted EBITDA"), Mr. Hernandez is eligible for an annual bonus of up to 150% of his annual base salary. Pursuant to the agreement, the Company entered into a stock option agreement with Mr. Hernandez on March 9, 1995 under which he was granted options to purchase 512,500 shares of Series A Common Stock at an exercise price of $10.00 per share, exercisable for a period of 10 years, upon the Company achieving certain performance goals based on Adjusted EBITDA. One-fourth of these options become exercisable upon certification by the Compensation and Stock Option Committee that the Company has attained 90% of the established performance targets for each fiscal year ending 1995 through 1998. If Mr. Hernandez's employment is terminated for "cause" (as defined), the Company is only obligated to pay Mr. Hernandez's base salary and certain benefits through the date of termination. If Mr. Hernandez's employment is terminated because of death, disability or other event rendering Mr. Hernandez unable to perform his duties and obligations under the agreement, in addition to his base salary and certain benefits through the date of termination, the Company is obligated to pay Mr. Hernandez a bonus, if earned, for the year in which such termination occurred. If the Company terminates the agreement for any other reason, it is obligated to continue to pay Mr. Hernandez's base salary and certain benefits through the remaining term of his agreement and pay a bonus, if earned, for the year in which such termination occurred. The Company may have terminated Mr. Hernandez's employment if the Company failed to achieve certain performance goals based on Adjusted EBITDA for the fiscal year ended December 31, 1996, in which case the Company's sole obligation was to pay Mr. Hernandez's base salary through the date of such termination. These performance goals were achieved.

     In 1995, the Company entered into an employment agreement with Mr. Levin commencing February 27, 1995 and ending February 27, 1996. This agreement was subsequently amended in 1995 to extend the term through February 27, 1998. The agreement with Mr. Levin provides for an annual base salary of $290,000, $320,000 and $350,000, during the first, second and third years, respectively, of his term of employment. Upon the Company achieving certain performance goals based on Adjusted EBITDA, Mr. Levin is eligible for an annual bonus of up to 100% of his annual base salary. In addition, provided Mr. Levin is based in Los Angeles and a portion of his duties include management of the Company's Los Angeles station, KVEA, based upon the attainment of certain gross revenue and Adjusted EBITDA of station KVEA, Mr. Levin is eligible for an additional bonus of up to $113,333 and $153,333 in 1996 and 1997, respectively. In 1995, the Company entered into two stock option agreements pursuant to which the Company granted Mr. Levin options to purchase an aggregate of 50,000 shares of Series A Common Stock under the 1994 Stock Plan, exercisable for a period of 10 years, subject to the Company achieving certain performance goals based on Adjusted EBITDA. The first stock option agreement granted Mr. Levin options to purchase 30,000 shares at an exercise price of $10.00 per share, and the second option agreement granted additional options to purchase 20,000 shares, at an exercise price equal to $13.00 per share. One-fourth of the options under both agreements become exercisable upon certification by the Compensation and Stock Option Committee that the Company has attained 90% of the established performance targets for each fiscal year ending 1995 through 1998. If Mr. Levin's employment is terminated for "cause" (as defined), the Company is only obligated to pay Mr. Levin's base salary and certain benefits through the date of termination. If Mr. Levin's employment is terminated because of death, disability or other event rendering Mr. Levin unable to perform his duties and obligations under the agreement, in addition to his base salary and certain benefits through the date of termination, the Company is obligated to pay Mr. Levin a proportionate bonus, if earned, for the part of the year worked prior to such termination. If the Company terminates the agreement for any other reason, it is obligated to continue to pay Mr. Levin's base salary and certain benefits through the remaining term of his agreement and pay a proportionate bonus, if earned, for the part of the year worked prior to such termination. The Company may have terminated Mr. Levin's employment if the Company failed to achieve certain performance goals based on Adjusted EBITDA for the fiscal year ended December 31, 1996, in which case the Company's obligations to pay Mr. Levin would have ceased upon the effective date of termination. These performance goals were achieved.

     In 1994, the Company entered into an agreement with Jose
C. Cancela commencing May 27, 1995 and ending May 25, 1997.
The agreement with Mr. Cancela provides for an annual base salary of $400,000 during his term of employment. Upon the Company achieving certain performance goals based on Adjusted EBITDA, Mr. Cancela is eligible for an annual bonus of up to 100% of his annual base salary. Under this agreement, the Company agreed to enter into two stock option agreements pursuant to which the Company would issue to him options to purchase an aggregate of 100,000 shares of Series A Common Stock under the 1994 Stock Plan. The first stock option agreement was entered into on December 31, 1994 and granted Mr. Cancela options to purchase 50,000 shares at an exercise price of $7.00 per share, exercisable for a period of 10 years, upon the Company achieving certain performance goals based on Adjusted EBITDA. These performance goals were not achieved and these options are no longer outstanding or exercisable. Pursuant to the second option agreement, which was executed on June 30, 1995, Mr. Cancela was granted additional 10-year options to purchase 50,000 shares of Series A Common Stock at an exercise price equal to the market value of the Series A Common Stock on June 30, 1995, $14.625 per share, one-third of which options become exercisable on each of June 30, 1998, 1999 and 2000. One-third of such options become exercisable on or after December 31, 1997, rather than on June 30, 1998, provided certain 1997 EBITDA goals for Telemundo of Puerto Rico, Inc. (station WKAQ) and Telemundo of Florida, Inc. (station WSCV) are achieved. If Mr. Cancela's employment is terminated for "cause" (as defined) or because of death, disability or other event rendering Mr. Cancela unable to perform his duties and obligations under the agreement, the Company is only obligated to pay Mr. Cancela's salary through the date of termination.
If the Company terminates the agreement for any other reason, its sole obligation is to continue payment of his salary through the remaining term of his agreement and to provide certain medical benefits.

     In 1997, the Company entered into a subsequent employment agreement with Mr. Cancela commencing January 1, 1997 and ending December 31, 1997. The agreement with Mr. Cancela provides for an annual base salary of $400,000 during the period from January 1, 1997 through May 31, 1997, and, at the annual rate of $300,000 during the period from June 1, 1997 through December 31, 1997. Mr. Cancela is eligible to receive a bonus provided stations WKAQ and WSCV achieve targeted performance goals for 1997 (bonus of $90,000 per station). Mr. Cancela is eligible to receive additional bonuses if such stations perform above such performance goals. If Mr. Cancela's employment is terminated for "cause" (as defined) or because of death, disability or other event rendering Mr. Cancela unable to perform his duties and obligations under the agreement, the Company is only obligated to pay Mr. Cancela's salary through the date of termination. If the Company terminates the agreement for any other reason, its maximum obligation is to continue payment of his salary through December 31, 1997, and to provide certain medical benefits.

     In 1994, the Company entered into a three-year employment agreement with Peter J. Housman II commencing May 15, 1994 and ending May 25, 1997. The agreement with Mr. Housman provides for an annual base salary of $325,000 during his term of employment. Upon the Company achieving certain performance goals based on Adjusted EBITDA, Mr. Housman is eligible for an annual bonus of up to 100% of his annual base salary. Under Mr. Housman's agreement, the Company agreed to enter into two stock option agreements pursuant to which the Company would issue to him options to purchase an aggregate of 100,000 shares of Series A Common Stock under the 1994 Stock Plan. The first stock option agreement was entered into on December 31, 1994 and granted Mr. Housman options to purchase 50,000 shares at an exercise price of $7.00 per share, exercisable for a period of 10 years, upon the Company achieving certain performance goals based on Adjusted EBITDA. These performance goals were not achieved and these options are no longer outstanding or exercisable. Pursuant to the second option agreement, which was executed on June 30, 1995, Mr. Housman was granted additional 10-year options to purchase 50,000 shares of Series A Common Stock at an exercise price equal to the market value of the Series A Common Stock on June 30, 1995, $14.625 per share, one-third of which options become exercisable on each of June 30, 1998, 1999 and 2000. Pursuant to the second employment agreement entered into between the Company and Peter
J. Housman II, Mr. Housman is entitled to exercise one-third of such options on or after December 31, 1997 rather than on June 30, 1998. If Mr. Housman's employment is terminated for "cause" (as defined) or because of death, disability or other event rendering Mr. Housman unable to perform his duties and obligations under the agreement, the Company is only obligated to pay Mr. Housman's salary through the date of termination.
If the Company terminates Mr. Housman's employment for any other reason, its sole obligation is to continue payment of his salary through the remaining term of his agreement and to provide certain medical benefits.

     In 1997, the Company entered into a second employment agreement with Mr. Housman commencing January 1, 1997 and ending December 31, 1997. The agreement with Mr. Housman provides for an annual base salary of $325,000 during the term of the agreement. Upon the Company achieving certain performance goals based on Adjusted EBITDA, Mr. Housman is eligible for an annual bonus of up to 100% of his annual base salary. If Mr. Housman's employment is terminated for "cause" (as defined) or because of death, disability or other event rendering Mr. Housman unable to perform his duties and obligations under the agreement, the Company is only obligated to pay Mr. Housman's salary through the date of termination. If the Company terminates the agreement for any other reason, its maximum obligation is to continue payment of his salary through December 31, 1997, and to provide certain medical benefits.

     In 1995, the Company entered into an employment agreement with Mr. Livingston commencing February 27, 1995 and ending February 27, 1996. The agreement with Mr. Livingston provides for an annual base salary of $225,000 during his term of employment. Upon the Company achieving certain performance goals based on Adjusted EBITDA, Mr. Livingston is eligible for an annual bonus of up to $100,000. In 1995, the Company entered into a Stock Option Agreement with Mr. Livingston pursuant to which he was granted options to purchase 10,000 shares of Series A Common Stock at an exercise price of $10.00 per share, exercisable for a period of 10 years, upon the Company achieving certain performance goals based on Adjusted EBITDA. One-fourth of these options become exercisable upon certification by the Compensation and Stock Option Committee that the Company has attained 90% of the established performance targets for each fiscal year ending 1995 through 1998. In 1996 the Company entered into a second Stock Option Agreement with Mr. Livingston pursuant to which he was granted options to purchase 10,000 shares of Series A Common Stock at an exercise price of $29.875 per share, exercisable for a period of 10 years, upon the Company achieving certain performance goals based on Adjusted EBITDA. One third of these options become exercisable upon certification by the Compensation and Stock Option Committee that the Company has attained 90% of the established performance targets for each fiscal year ending 1996 through 1998. If Mr. Livingston's employment is terminated for "cause" (as defined) or because of death or other event rendering Mr. Livingston unable to perform his duties and obligations under the agreement, the Company is only obligated to pay Mr. Livingston's base salary and certain benefits through the date of termination. If the Company terminates the agreement for any other reason, it is obligated to continue to pay Mr. Livingston's base salary and certain benefits through the remaining term of his agreement.

     In 1996, the Company entered into a second employment agreement with Mr. Livingston commencing February 27, 1996 and ending February 27, 1998. The agreement with Mr. Livingston provides for an annual base salary of $240,000 and $260,000 during the second and third years, respectively, of his term of employment. Upon the Company achieving certain performance goals based on Adjusted EBITDA, Mr. Livingston is eligible for an annual bonus of up to $225,000. If Mr. Livingston's employment is terminated for "cause" (as defined) or because of death or other event rendering Mr. Livingston unable to perform his duties and obligations under the agreement, the Company is only obligated to pay Mr. Livingston's base salary and certain benefits through the date of termination. If the Company terminates the agreement for any other reason, it is obligated to continue to pay Mr. Livingston's base salary and certain benefits through the remaining term of his agreement.

Option Grants in 1996

     The following table sets forth certain information with respect to the grant of options to purchase Series A Common
Stock made during 1996 to each of the Named Executives.

                       Number Of    % Of Total                                                    Potential Realizable Value
                      Securities       Options                                                       At Assumed Annual Rates
                      Underlying    Granted To                   Grant Date                       Of Stock Price Appreciation
                         Options  Employees In    Exercise     Market Price                                For Option Term(2)
Name                 Granted (#)   Fiscal Year       Price         of Stock    Expiration Date       5%          10%
-------------------  -----------  ------------    --------     ------------  ------------------- ----------------------------
Stuart Livingston(1)      10,000           12%     $29.875          $29.875   November 15, 2006      $188,000    $476,000

(1) These options have a three year vesting schedule, are subject to the Company achieving certain performance levels and one-third of these options became exercisable in 1997 upon certification by the Compensation and Stock Option Committee that the 1996 performance levels had been met. See "Employment and Severance Agreements" above.
     Options were granted at a price of $29.875 pursuant to the Company's 1994 Stock Plan, which was approved by the Company's stockholders at the 1995 Annual Meeting and expire ten years from the date of grant.

(2) Amounts represent the future market price of the Series A Common Stock, assuming the market price at the grant date appreciates at compound annualized rates of 5% and 10% (prescribed by the Securities and Exchange Commission rules) over the 10 year term of the options, less the exercise price, multiplied by the number of shares under grant. These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.


Aggregated Option Exercises in 1996 and Year-End Option Value

     The following table sets forth the number of shares of Series A Common Stock covered by stock options held by the Named Executives at December 31, 1996 and also shows the value of "in-the-money" options at that date. No Named Executive exercised stock options during 1996.

                             Number of Securities
                             Underlying Unexercised       Value of Unexercised
                             Options at Year-End(#)     Options at Year-End($)
Name                      Exercisable/Unexercisable  Exercisable/Unexercisable
------------------------- -------------------------  -------------------------
Roland A. Hernandez              128,125/384,375(2)        2,434,375/7,303,125
Jose C. Cancela                         0/50,000                     0/718,750
Peter J. Housman II                     0/50,000                     0/718,750
Stephen J. Levin                   12,500/37,500(2)            222,500/667,500
Stuart Livingston                2,500/17,500(2)(3)             47,500/142,500

(1) Based on the closing sale price of the Company's Series A Common Stock of $29.00 per share on December 31, 1996, less the exercise price.

(2) These options (a total of 10,000 in the case of Mr. Livingston) have a four year vesting schedule, are subject to the Company achieving certain performance levels for each fiscal year ending 1995 through 1998 and one-fourth of these options (2,500 in the case of Mr. Livingston) became exercisable in 1996 and 1997 upon certification by the Compensation and Stock Option Committee that the 1995 and 1996 performance levels had been met. See "Employment and Severance Agreements".

(3) A total of 10,000 of these options have a three year vesting schedule, are subject to the Company achieving certain performance levels for each fiscal year ending 1996 through 1998 and one-third of these options became exercisable in 1997 upon certification by the Compensation and Stock Option Committee that the 1996 performance levels had been met. See "Employment and Severance Agreements."

Performance Graph

     On December 30, 1994, in connection with the consummation of the Company's Plan of Reorganization, the Company's then-existing common stock was canceled and the now-outstanding Common Stock was issued. A performance graph as required by the proxy rules of the Securities and Exchange Commission therefore is not relevant for periods prior to December 30, 1994 and is not included for those periods. The following graph sets forth the cumulative total return to the Company's shareholders for the two year period ended December 31, 1996 based upon the change in the quoted market price of the Company's Series A Common Stock from January 3, 1995 to December 31, 1996, as well as comparable returns for an overall stock market index (Nasdaq Stock Market-US) and the Company's peer group index (S&P Broadcast Media).

                                      Cumulative Total Return
                       -------------------------------------------------------
                       January 3, 1995  December 31, 1995  December 31, 1996
                       ---------------  -----------------  -------------------

Telemundo Group, Inc.        100               145                 297
Nasdaq Stock Market-US       100               141                 174
S&P Broadcast Media          100               131                 107



            COMPARISON OF CUMULATIVE TOTAL RETURN*
 AMONG TELEMUNDO GROUP, INC., THE NASDAQ STOCK MARKET-US INDEX
              AND THE S & P BROADCAST MEDIA INDEX









                             GRAPH


Notes:    a)   A base index of $100 was established on January 3, 1995
               for purposes of this analysis.

          b)   Commencing January 3, 1995, the Company's Series A
               Common Stock trades on the Nasdaq National Market Tier of The Nasdaq Stock Market under the symbol TLMD.

*$100 INVESTED ON 01/03/95 IN STOCK OR ON 12/31/94 IN INDEX --
INCLUDING REINVESTMENT OF DIVIDENDS.

Compensation of Directors

     Each of the eight nonmanagement directors of the Board of Directors currently receives for services as director, (a) an annual retainer of $10,000, (b) $2,500 for each meeting of the Board of Directors attended, (c) $1,000 annual fee for serving on each committee, and (d) $1,000 for each extraordinary meeting of the Board of Directors attended. In addition, subject to approval of stockholders of the Company of the 1996 Non-Employee Director Stock Option Plan, each nonmanagement director will receive an annual grant of options to purchase 2,500 shares of the Company's Series A Common Stock. The options will be granted on each annual meeting date and will be exercisable at the prevailing market price on such grant date.

Committees of the Board of Directors and Meeting Attendance

     The Board of Directors met five times during 1996. The Board of Directors has an Audit Committee comprised of three members and a Compensation and Stock Option Committee comprised of three members. The Board of Directors does not have a nominating committee.

     The Audit Committee includes Bruce H. Spector, Chairman, Alan Kolod and Guillermo Bron. The Audit Committee recommends engagement of the independent auditors, considers the fee proposal and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, reviews the activities and recommendations of Company employees performing internal audit functions, reviews current developments in financial reporting and accounting, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee met one time during the last fiscal year. Management of the Company periodically consults with the Chairman and other members of the Audit Committee regarding the above matters throughout the year.

     The Compensation and Stock Option Committee includes Barry
W. Ridings, Bruce H. Spector and Edward M. Yorke who are nonemployee directors. The Committee met three times during the last fiscal year. The Compensation and Stock Option Committee reviews and approves the Company's executive compensation policies. In addition, the Compensation and Stock Option Committee selects the officers and key employees of the Company who are to receive grants of options, stock appreciation rights or restricted stock under the 1994 Stock Plan and the number of shares that would be subject thereto, the exercise price, if any, and the other terms and conditions of the grant. The Compensation and Stock Option Committee certifies whether performance targets were met for bonus and stock option purposes.

     Each of the directors attended at least 75% of the meetings of the Board of Directors and their respective committees held during the period each was a director during the last fiscal year. Daniel D. Villanueva became a member of the Board of Directors effective April 26, 1996.

Compensation and Stock Option Committee Report

     The Compensation and Stock Option Committee reviews and approves the Company's executive compensation policies and the compensation of the Company's executive officers. In addition, the Compensation and Stock Option Committee selects the officers and key employees of the Company who are to receive grants of options, stock appreciation rights or restricted stock under the 1994 Stock Plan and the terms and conditions of the grants. The Compensation and Stock Option Committee certifies whether performance targets were met for bonus and stock option purposes.

     Compensation paid to Roland A. Hernandez was pursuant to an employment agreement entered into with him on March 9, 1995. Compensation paid to Stephen J. Levin, Jose C. Cancela and Peter J. Housman II in 1996 was pursuant to employment agreements entered into between each of them and the Company prior to 1996. Compensation paid to Stuart Livingston in 1996 was pursuant to employment agreements entered into with him in 1996 and 1995. The current employment agreements of each of the Named Executive Officers are described under "Employment and Severance Agreements" above.

     The following report addresses the Company's compensation policies for 1996 with respect to the Company's executive officers, including the Named Executives.

     Executive Compensation Policies. In the highly competitive environment of television broadcasting and the entertainment industry as a whole, decisions made by key executives can have a substantial impact on a company's financial performance. The Company faces competition not only from other Spanish-language and English-language television networks, but also from other Spanish-language and English-language media, including cable channels, radio stations, movies and other forms of entertainment.

     The Company's executive compensation policies are structured to meet this competitive challenge and to help the Company achieve its business objectives by providing levels of annual base compensation designed to attract and retain talented executives and by providing annual incentive compensation that varies directly with Company financial performance and may also take into account individual executive performance and contribution.

     Relationship of Performance Under Compensation Policies. The components of 1996 executive compensation included base salary and annual bonus amounts and, in the case of Messrs. Hernandez, Levin, Cancela, Housman, and Livingston, stock options. As described below, executive compensation for 1996 reflected the Company's emphasis on tying pay to performance criteria in addition to providing salary levels consistent with competitive practices and level of responsibility.

     Base Salaries. An executive's base salary for 1996 was determined based on the executive's individual level of responsibility and competitive practices in the industry. For the Named Executives, base salaries were set in employment agreements between the Company and each of those executives.

     Annual Bonuses. The Company generally pays cash bonuses, if any, to its executives during the first quarter of the year for services rendered during the preceding year. The Company believes that its ability to pay bonuses is important to attract and retain superior executives. For those executives employed pursuant to employment agreements, bonus amounts are based solely on meeting objective performance criteria, such as EBITDA targets. For other executives, bonuses are based on a combination of objective Company financial performance criteria together with objective and subjective individual criteria. Individual subjective performance criteria can include, to a greater or lesser degree, depending on the executive, evaluation of initiative and contribution to overall corporate performance, managerial ability, and adherence to Company policies and procedures. The bonus amount generally is calculated as a percentage of base salary earned in the year.

     Stock Options. The Company's 1994 Stock Plan, which was adopted by the Stock Option Committee of the previous Board of Directors in 1994 and approved by the Company's stockholders at the 1995 Annual Meeting, provides for the granting of stock options, either alone or together with stock appreciation rights, and restricted stock. Pursuant to the employment agreements with Messrs. Hernandez, Levin, Cancela, Housman and Livingston, in 1995 and 1996 the Company issued stock options under the 1994 Stock Plan to purchase an aggregate of 682,500 shares of Series A Common Stock to these executives, subject to certain conditions. Stock options issued to Messrs. Hernandez, Levin and Livingston become exercisable only upon certification by the Compensation and Stock Option Committee that the Company has achieved certain Adjusted EBITDA.

     Other Compensation Plans. The Company has adopted a broad-based employee benefit plan in which executives are permitted to participate on the same terms as nonexecutive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plan. The Company also provides term life insurance coverage for all employees, including executives. An executive's coverage is determined based on salary, up to a maximum coverage amount of $300,000, except where an employment agreement provides for different coverage.

     CEO 1996 Compensation. As noted above, Mr. Hernandez's 1996 compensation as President and Chief Executive Officer reflects a contractual obligation entered into in March 1995 when Mr. Hernandez joined the Company. Mr. Hernandez's employment agreement provides for a base salary plus the opportunity to earn a bonus based solely on the Company achieving certain performance goals based on Adjusted EBITDA of the Company. In addition, pursuant to his employment agreement, Mr. Hernandez was granted options to purchase 512,500 shares of the Company's Series A Common Stock in 1995, which become exercisable only upon the Company achieving certain performance goals based on the operating income of the Company (subject to certain adjustments). Mr. Hernandez's total compensation package, therefore, was consistent with the policies discussed above.

     Compliance with Internal Revenue Code Section 162(m).
Section 162(m) of the Internal Revenue Code of 1986, as amended, which took effect January 1, 1994, limits the federal income tax deduction that the Company may take for compensation paid to the corporation's Chief Executive Officer and other four most highly compensated executive officers to $1 million unless such compensation is based solely on the attainment of "objective" performance goals established in advance by a committee of two or more outside directors. The Compensation and Stock Option Committee in 1996 attempted to structure the performance-based compensation in a manner that complies with the rules.

                         SUBMITTED BY:

    Barry W. Ridings    Bruce H. Spector    Edward M. Yorke
  THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF
                           DIRECTORS

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND  INSIDER
PARTICIPATION

As noted above, the current members of the Compensation Committee are Messrs. Ridings, Spector and Yorke. None of the members of the Compensation Committee served as a member of the compensation committee or other board committee performing similar functions of any other entity in 1996.

                  RELATED PARTY TRANSACTIONS

     The Major Stockholders have entered into a Shareholders
Agreement relating to the transfer and voting of shares of Common Stock owned by each of the Major Stockholders. See
"Security Ownership of Certain Beneficial Owners and
Management" above.

     Interspan owns and operates television station KFWD, Channel 52, the Company's Dallas/Fort Worth network affiliate. Roland A. Hernandez, the Company's President and Chief Executive Officer and a director, is a director and executive officer of the corporate general partner of Interspan, which is owned by Mr. Hernandez and his family. Pursuant to Interspan's affiliation agreement with the Company, Interspan received approximately $1,350,000 in network compensation during 1996 and paid the Company approximately $225,000 for the Company's services as the exclusive national sales representative for KFWD.

     In February 1996 the Company completed the offering of its 10.5% Senior Notes in which Alex. Brown was a co-manager and received an underwriting fee. Barry W. Ridings, a Director of the Company, is a Managing Director of Alex. Brown.

     Management believes that the transactions described above were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

     On December 30, 1994, in connection with the consummation of the Company's second amended plan of reorganization, the Company, Apollo and Reliance Insurance Company ("Reliance") entered into a registration rights agreement pursuant to which the Company agreed to register Common Stock held by Apollo Management and RIC and certain of their respective affiliates and transferees ("Holders") under the Securities Act of 1933, as amended (the "Securities Act"). Under the registration rights agreement, the Company is obligated, subject to certain terms and conditions and upon demand by the Holders, to use reasonable diligence to effect and to maintain for not more than 90 days the registration under the Securities Act of certain registrable securities as defined in the agreement.
The Company is not required to effect more than two such registrations during the term of the agreement. A demand for registration under the agreement must be made by a Holder within five years of the date of the agreement in the case of
(a) Common Stock acquired other than through the exercise of warrants and (b) the Company's 10.25% Senior Notes due December 30, 2001, and within the later of five years from the date of the agreement and two years after the exercise of warrants in the case of Common Stock acquired through the exercise of warrants. In addition, so long as any of the registrable securities are outstanding, if the Company proposes to register any of its securities under the Securities Act, whether or not for its own account, the Holders have the right to request the Company to include the Holders' registrable securities in such registration, subject to certain terms and conditions.

 APPROVAL OF THE COMPANY'S 1996 NON-EMPLOYEE DIRECTORS' STOCK
                          OPTION PLAN

     In 1996, the Board of Directors approved the adoption of the Company's Director Stock Option Plan pursuant to which up to 100,000 shares of Series A Common Stock may be issued upon the exercise of options granted under the Director Stock Option Plan. The Stockholders are being requested at the Annual Meeting to consider and approve the adoption of the Director Stock Option Plan by the Company. The full text of the Director Stock Option Plan is attached as Appendix A. The description set forth below is a summary of the Director Stock Option Plan, does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Director Stock Option Plan itself. Approval of the Director Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

           APPROVAL OF 1996 NON-EMPLOYEE DIRECTORS'
                       STOCK OPTION PLAN

     The purpose of the 1996 Non-Employee Directors' Stock Option Plan (the "Plan") is to secure for the Company and its shareholders the benefits of the incentive inherent in increased ownership of the Company's Series A Common Stock, par value $.01 per share (the "Common Stock"), by the members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"). It is expected that such ownership will provide such Non-Employee Directors with a more direct stake in the future welfare of the Company and encourage them to remain directors of the Company. It is also expected that the Plan will encourage qualified persons to become directors of the Company. In furtherance of this purpose, the Plan authorizes and provides for the automatic granting, to each Non-Employee Director, of nonqualified stock options to purchase 2,500 shares of Common Stock each year on the date of the Board's annual meeting of directors. The terms of the options are set forth in the Plan and are further described below.

     One of the reasons for submitting the Plan for shareholder approval is to help ensure that awards under the Plan will comply with certain exemption provisions under Rule 16b-3, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Such provisions exempt certain transactions involving the grant and exercise of stock options under the Plan from the short-swing profit recovery provisions of Section 16 of the Exchange Act.

     A summary of the Plan is set forth below. The full text of the Plan is annexed to this Proxy Statement as Appendix A, and the following summary is qualified in its entirety by reference to Appendix A.

     The Plan provides that it shall be administered by the Board. The Board has the power and authority to construe and interpret the Plan and to adopt rules and regulations for administration of the Plan, and the decisions of the Board are final, conclusive and binding upon all interested parties.

     An aggregate of 100,000 shares of Common Stock (subject to adjustment as described below) are reserved for issuance upon exercise of options granted under the Plan. The shares acquired upon exercise of options granted under the Plan will be authorized and issued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for any Common Stock by reason of the reservation and issuance of Common Stock under the Plan. If any option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the Plan.

Options Granted Under the Plan

     Options granted under the Plan (subject to shareholder approval of the Plan) were to the following Non-Employee Directors on June 12, 1996: Leon D. Black, Edward M. Yorke, David E. Yurkerwich, Barry W. Ridings, Bruce H. Spector, Alan Kolod, Guillermo Bron and Daniel D. Villanueva. Each such Non-Employee Director received options for 2,500 shares, at an exercise price of $24.75 per share of Common Stock, which is equal to the closing per-share market price of Common Stock on June 12, 1996, as reported on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq"). The closing market price of a share of Common Stock was $23.75 on April 21, 1997, as reported by Nasdaq.

     Because the Non-Employee Directors to whom grants of options are to be made are to be determined from time to time as a result of the election of the Company's directors by the Company's shareholders, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive such options. However, the Company anticipates that the following Non-Employee Directors will be reelected at the Annual Meeting and will receive option grants as provided in the Plan on the date of the annual Board meeting following the Annual Meeting of shareholders: Leon D. Black, Edward M. Yorke, David E. Yurkerwich, Barry W. Ridings, Bruce
H. Spector, Alan Kolod, Guillermo Bron and Daniel D.
Villanueva.

Certain Terms and Conditions

     All grants of options under the Plan must be evidenced by an option agreement between the Company and the grantee. Such agreement shall contain such terms and conditions as the Board shall prescribe, consistent with the Plan, including, without limitation, the exercise price, term and any restrictions on the exercisability of the options granted.

     The price per share for each option granted under the Plan shall be equal to the fair market value per share of Common Stock on the date of grant. For purposes of the Plan, and for so long as the Company's Common Stock is listed on Nasdaq, "fair market value" means the closing price of the Common Stock as reported on Nasdaq on the date of grant. The exercise price of an option shall be paid by check or bank draft. Cash payments will be used by the Company for general corporate purposes.

     Generally, options granted under the Plan are not assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by the optionee or his legal representative. The expiration date of an option will be upon the expiration of 10 years from the date of grant, unless earlier terminated as provided in the Plan. No outstanding options will become exercisable, and no additional options will be granted under the Plan, unless the Plan is approved by shareholders at the Annual Meeting.

     One-third of the total number of shares of Common Stock covered by an option shall become exercisable on a cumulative basis on each anniversary of the date of grant if the holder thereof has been a Non-Employee Director of the Company at all times since such date of grant; provided, however, that if the holder of an option ceases to be a Non-Employee Director prior to the date that an option is fully exercisable by reason of
(i) retirement after reaching age 60 at least six months after the date of grant, (ii) death or (iii) disability, in each case, if he has been a member of the Board for at least five years prior to the date of such cessation, the option will become immediately exercisable in full.

     Except as described in the preceding paragraph, if a person ceases to be a Non-Employee Director for any reason while holding an option, such person may, at any time until the earlier to occur of (i) the fifth anniversary of the date of such cessation and (ii) the tenth anniversary of the date of grant, exercise the option with respect to any shares of Common Stock as to which it was exercisable on the date the person ceased to be a Non-Employee Director.

     To prevent dilution of the rights of a holder of an option, the Plan provides for appropriate adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options, in the event of any increase or decrease in the number of, or other change to, the outstanding shares of the Company's capital stock resulting from a merger, consolidation, recapitalization, reclassification, stock split-up, combination, exchange of shares, stock dividend or the like.

     Outstanding options under the Plan shall immediately become exercisable in their entirety if there occurs a "change in control" of the Company. A "change in control" shall be deemed to have occurred if any "person" or "group" (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) acquires, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of the Company representing more than fifty percent of the combined voting power of the Company's then outstanding voting securities.

     The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable, including, but not limited to, amendments necessary to qualify for any exemption or to comply with applicable law or regulations.
However, the Plan may not be amended more than once every six months, other than to comport with changes in the Internal
Revenue Code of 1986, as amended, or the regulations thereunder, and the Board may not, without further approval by the shareholders of the Company, increase the maximum number of shares of Common Stock that may be issued pursuant to options granted under the Plan, increase the number of shares subject to an option, reduce the option exercise price provided in the Plan, extend the period during which options may be granted or exercised under the Plan or change the class of persons eligible to receive options under the Plan.

     The Plan became effective as of June 12, 1996 (subject to shareholder approval of the Plan) and shall terminate upon the earliest to occur of (a) the adoption of a resolution of the Board terminating the Plan, (b) June 11, 2006 and (c) December 31, 1997 if the Plan is not approved by the Company's shareholders at the Annual Meeting.

Federal Income Tax Consequences

     The Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Nonqualified Stock Options. All options granted under the Plan will constitute nonqualified stock options for purposes of the Code. Accordingly, an optionee granted a stock option under the Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the nonqualified stock option. This taxable ordinary income will be subject to Federal income tax withholding, and the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the optionee includes that amount in his income or the Company timely satisfies its reporting requirements with respect to that amount.

Vote Required and Recommendation

     The affirmative vote of a majority of the votes of Common
Stock present in person or by proxy at the Annual Meeting and entitled to vote will be required for approval of the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
THE COMPANY'S 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.

                 Compliance with Section 16(a)
            of the Securities Exchange Act of 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during 1996, all of its executive officers and directors complied with the Section 16(a) requirements.

                INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, independent public accountants, examined the consolidated financial statements of the Company for the year 1996. The Audit Committee has not yet approved Deloitte & Touche LLP for the 1997 audit. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will have the opportunity to make a statement if they so desire.

                        OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the meeting other than as set forth in this Proxy Statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their judgment.


       STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING

     Stockholders who intend to present proposals at the 1998 Annual Meeting of Stockholders must submit such proposals to the Company no later than January 2, 1998 in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals must be submitted to the Company, 2290
West 8th Avenue, Hialeah, Florida 33010, Attention: Associate General Counsel and Secretary. Stockholders are encouraged to submit any such proposals by certified mail-return receipt requested. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal that does not comply with, or may be excluded under, the applicable rules of the Securities and Exchange Commission.

                             By  Order of the  Board  of Directors




                              OSVALDO F. TORRES
                              Associate General Counsel and Secretary


                          APPENDIX A

        1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.   Purpose

     The purpose of the Telemundo Group, Inc. 1996 Non-Employee Directors' Stock Option Plan (the "Plan") is to secure for Telemundo Group, Inc. (the "Corporation") and the stockholders the benefits of the incentive inherent in increased ownership of the Corporation's Series A Common Stock, par value $.01 per share (the "Common Stock"), by the members of the Board of Directors (the "Board") of the Corporation who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors"). It is expected that such ownership will provide such Non-Employee Directors with a more direct stake in the future welfare of the Corporation and encourage them to remain directors of the Corporation. It is also expected that the Plan will encourage qualified persons to become directors of the Corporation.

2.   Administration

     The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan (the "Options"). Subject to the provisions of the Plan, the Board shall have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Corporation to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

3.   Amount of Stock

     The stock which may be issued and sold under the Plan shall not exceed 100,000 shares of Common Stock, subject to adjustment as provided in Section 8 hereof. The Common Stock to be issued may be either authorized and unissued shares or issued shares acquired by the Corporation. If Options granted under the Plan terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

4.   Eligibility

     Each Non-Employee Director shall be eligible to receive an Option in accordance with Section 5. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the terms and conditions set forth in Sections 5, 6 and 7 hereof.

5.   Grant of Options

     Commencing on June 12, 1996, and, thereafter on each date on which the Board holds its Annual Meeting of Directors, each Non-Employee Director shall automatically receive an Option to purchase for ten years 2,500 shares of Common Stock, subject to adjustment as provided in Section 8 hereof.

6.   Exercise Price

     The Option exercise price per share shall be 100% of the fair market value of a share of Common Stock, subject to adjustment as provided in Section 8 hereof. As used herein, fair market value shall be the closing price of the Common Stock on the date of determination (if the Common Stock is then traded on a national securities exchange or in the NASDAQ National Market System) or, if not so traded, the average of the closing bid and asked prices thereof on such day or, if the Common Stock is not traded on the date of determination, on the last preceding date on which the Common Stock is traded.

7.   Termination of Options; Limitations on Exercise; Change in
Control

     (a) No Option shall be exercisable until and unless the Plan is approved by the Corporation's stockholders at the Corporation's 1997 Annual Meeting of Stockholders, and, unless the Plan is so approved, all Options will terminate and be of no further force or effect on the earlier to occur of (i) the day after the Corporation's 1997 Annual Meeting of Stockholders and (ii) December 31, 1997.

     (b) One-third of the total number of shares of Common Stock covered by an Option shall become exercisable on a cumulative basis on each anniversary of the date of grant if the holder thereof has been a Non-Employee Director of the Corporation at all times since such date of grant; provided, however, that if the holder of an Option ceases to be a Non-Employee Director prior to the date that an Option is fully exercisable by reason of (i) retirement after reaching age 60 at least six months after the date of grant, (ii) death or
(iii) disability, in each case, if he has been a member of the Board for at least five years prior to the date of such cessation, all of the shares of Common Stock covered by the Option will become immediately exercisable.

     (c) If a person shall cease to be a Non-Employee Director for any reason while holding an Option that has not expired and has not been fully exercised:

          (i) such person, or in the case of his death or adjudication of incompetency, his executors, administrators, distributees, guardian or legal representative, as the case may be, may, at any time until the earlier to occur of the (y) fifth anniversary of the date of cessation and (z) termination of such Option pursuant to Section 7(d)(i) hereof, exercise the Option with respect to any shares of Common Stock as to which it was exercisable pursuant to Section 7(b) hereof on the date the person ceased to be such a Non-Employee Director; and

          (ii) The Option will thereupon terminate as to the number of shares of Common Stock which are not exercisable pursuant to Section 7(b) hereof on the date of such cessation.

     (d) No Option or any part of an Option shall be exercisable:

          (i) after the expiration of 10 years from the date the Option was granted; and

          (ii) unless written notice of the exercise is delivered to the Corporation specifying the number of shares to be purchased, and payment in full by check or bank draft is made for the shares of Common Stock being acquired thereunder at the time of exercise.

     (e) An Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him or his guardian or legal representative.

     (f) For purposes hereof, disability shall have the meaning provided in Section 22(e)(3) of the Internal Revenue
Code of 1986, as amended.

     (g)  Notwithstanding the foregoing provisions of this
Section 7, the Options granted hereunder shall immediately become exercisable in their entirety at such time as there shall be a "Change in Control" of the Corporation. For purposes hereof, a "Change in Control" shall be deemed to have occurred if any "person" or "group" (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), acquires, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding voting securities with respect to matters submitted to a vote of the stockholders generally.

8.   Adjustments upon Changes in Capitalization

     (a) If the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination, exchange of shares, or the like, or dividends payable in shares of the Common Stock, an appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan, in the number of shares subject to Options to be granted thereafter pursuant to Sections 5(a) and 5(b) hereof, and in the number of shares and price per share subject to outstanding Options. If the Corporation shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Corporation shall be sold or exchanged, the holder of an Option shall, after the occurrence of such a corporate event, be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had exercised such Option and had been, immediately prior to such event, the holder of the number of shares covered by such Option.

     (b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares.

9.   Miscellaneous Provisions

     (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Corporation.

     (b) The Corporation shall not be obligated to deliver any shares of Common Stock hereunder until they have been listed on each securities exchange on which the Common Stock may then be listed, or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Corporation may deem applicable.

     (c) It shall be a condition to the obligation of the Corporation to issue shares of Common Stock upon exercise of an Option, that the optionee (or any person entitled to act under Sections 7(c) and 7(e)) hereof pay to the Corporation, upon its demand, such amount, if any, as may be requested by the Corporation for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Corporation may refuse to issue shares of Common Stock.

     (d) The expenses of the Plan shall be borne by the Corporation.

     (e) If an Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee or by the guardian or legal representative of an optionee, the Corporation shall be under no obligation to issue stock thereunder unless and until the Corporation is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the optionee or of the deceased optionee's estate or the proper legatees of distributees of such estate.

     (f) If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms and conditions of such section or part of a section to the fullest extent possible.

10.  Amendment or Discontinuance

     The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the regulations thereunder, or the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder; and provided, further, that except as provided in
Section 8 hereof, the Board may not, without further approval by the stockholders of the Corporation, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, increase the number of shares subject to an Option, reduce the minimum Option exercise price described in Section 6 hereof, extend the period during which Options may be granted or exercised under the Plan or change the class of persons eligible to receive Options under the Plan. No amendment of the Plan shall materially and adversely affect any right to any optionee with respect to any Option theretofore granted without such optionee's written consent.

11.  Termination

     The Plan shall terminate upon the earliest to occur of (a) the adoption of a resolution of the Board terminating the Plan,
(b) June 11, 2006 and (c) December 31, 1997 if the Plan has not been approved by the Corporation's stockholders at the Corporation's 1997 Annual Meeting of Stockholders.

12.  Effective Date of Plan

     The Plan shall become effective as of June 12, 1996, provided that the Corporation's stockholders shall have approved the Plan at the Corporation's 1997 Annual Meeting of Stockholders.










                            APPENDIX

                            PROXY

                     TELEMUNDO GROUP, INC.
                     2290 West 8th Avenue
                    Hialeah, Florida  33010

                 ANNUAL MEETING OF STOCKHOLDERS
                   THURSDAY, JUNE 12, 1997
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  OF TELEMUNDO GROUP, INC.

     The undersigned stockholder of Telemundo Group, Inc. (the "Company") hereby appoints Leon D. Black and Bruce H. Spector, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and vote as set forth herein all the shares of Common Stock held of record by the undersigned on April 25, 1997 at the Annual Meeting of Stockholders of the Company to be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York at 10:00 a.m. local time, on June 12, 1997, and at any adjournments thereof.

PLEASE MARK YOUR CHOICES LIKE THIS [X] IN BLUE OR BLACK INK

             THE BOARD OF DIRECTORS RECOMMENDS A
           VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.
                ---                  ---

1.   ELECTION OF DIRECTORS

     SERIES A NOMINEES (to be voted on by holders of Series A
     Common Stock only): Alan Kolod; Barry W. Ridings; Daniel
     D. Villanueva; David E. Yurkerwich

     FOR ALL NOMINEES LISTED WITHHOLDING AUTHORITY  TO WITHHOLD AUTHORITY
     ABOVE except as marked  to vote for all          TO VOTE
     to the contrary to the  nominees listed above  for any individual nominee, write that
                                                    nominee's name in the
                                                    space below

                                                    -----------------------
            [ ]                     [ ]             -----------------------

      SERIES B NOMINEES (to be voted on by holders of Series B Common Stock only): Leon D. Black; Guillermo Bron; Roland A. Hernandez; Bruce H. Spector; Edward M. Yorke


      FOR ALL NOMINEES LISTED WITHHOLDING AUTHORITY TO WITHOLD AUTHORITY TO
      ABOVE except as marked  to vote for all       VOTE for any individual
      to the contrary to the  nominees listed above nominee, write that
      right                                         nominee's name in the
                                                    space below

                                                    ----------------------
             [ ]                    [ ]             ----------------------




      2.  APPROVAL OF THE 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.


          FOR                    AGAINST             ABSTAIN

          [ ]                      [ ]                 [ ]


      3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

          This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED AND FOR PROPOSAL 2.

          Please sign exactly as name appears on stock certificate. Each joint owner must sign. Executors, administrators, trustees or guardians must give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       Dated:________________________, 1997


                                       __________________________________
                                        Signature

                                       __________________________________
                                        Signature if held jointly






     Please mark, sign, date and return this Proxy promptly using the enclosed envelope.